Exhibit 3.17

ARTICLES OF ASSOCIATION

FOR

NOBLE DRILLING (NORWAY) AS

(Up-to-date as of 9 September 2020)

§ 1	The company’s name is Noble Drilling (Norway) AS.

§ 2	The company shall have it’s registered office in Stavanger municipality.

§ 3

The company’s business activity shall consist of well service for rigs (offshore) hired out on contract to Gulf of Mexico, the North Sea and/or other places in the world by opportunity, and also whatever is attended with such business activity.

§ 4	The company’s share capital is NOK 5.100.000,00 consisting of 5.100 shares each with a nominal value of NOK 1.000,00.

§ 5	The Board of Directors consists of 2 to 6 board members, as determined by the shareholders meeting.

The Chairman is authorized to sign on behalf of the company.

The Board of Directors may grant power of attorney.

§ 6	The ordinary shareholders meeting shall treat:

A	Approval of the financial statements and the Board of Directors report.

B	Approval of the Board of Directors’s proposal for application of profit or coverage of loss and distribution of dividend.

C	Other issues which according to law or the articles of association shall be treated by the shareholders meeting.

§ 7	The company’s shares shall not be registered in VPS (Norwegian Registry of Security).

§ 8	Moreover, the current corporate legislation as amended from time to time shall apply.